Exhibit 3.1

ARTICLES OF AMENDMENT

OF

MSD INVESTMENT CORP.

MSD INVESTMENT CORP., a Maryland corporation (the “Corporation”), hereby files these Articles of Amendment (“Articles of Amendment”) and certifies to the Department of Assessments and Taxation of the State of Maryland that:

First: The Corporation desires to, and hereby does, amend its charter (the “Charter”) as currently in effect as set forth herein.

Second: The Charter is hereby amended by deleting the first two sentences from Article V, Section 1 and inserting the following in place thereof:

The Corporation has authority to issue 200,000,250 shares of stock, of which 200,000,000 shares are classified as common stock, par value $0.001 per share (“Common Stock”), and 250 shares are classified as preferred stock, par value $0.001 per share, which have been previously designated the “12.0% Series A Cumulative Non-Voting Preferred Stock”. The aggregate par value of the stock of the Corporation is 200,000.25.

THIRD: The amendment to the Charter as set forth above has been approved by the board of directors of the Corporation, without action by the stockholders, as permitted by Section 2-105(a)(13) of the Maryland General Corporation Law and Section 5.1 of the Charter.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment was 100,000,000 shares, par value $0.001 per share. The total number of shares of stock which the Corporation has authority to issue following the foregoing amendment is 200,000,250 shares, par value $0.001 per share. The aggregate par value of the stock of the Corporation prior to the foregoing amendments was $100,000. The aggregate par value of the stock of the Corporation following the foregoing amendments is 200,000.25.

FIFTH: The terms of the capital stock of the Corporation, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and the terms and conditions of redemption of such capital stock, remain unchanged.

SIXTH: The undersigned acknowledges these articles supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned and attested to by the undersigned on this 6th day of November, 2024.

ATTEST: MSD INVESTMENT CORP.

By: /s/ Saritha Reddy ___________ By: /s/ Brian Williams________________

Name: Saritha Reddy Name: Brian Williams

Title: Secretary Title: Treasurer